Exhibit 5.1

The Howard Hughes Corporation	T 214.741.7744	Peter F. Riley
Corporate Office	F 214.741.3021	Senior Vice President,
One Galleria Tower	peter.riley@howardhughes.com	Secretary & General
Suite 950		Counsel
13355 Noel Road
Dallas, TX 75240

May 18, 2011
The Howard Hughes Corporation
One Galleria Tower
13355 Noel Road, Suite 950
Dallas, TX 75240

Re:	Registration on Form S-11 of 2,862,687 Shares of Common Stock Underlying Warrants Issued by The Howard Hughes Corporation
Ladies and Gentlemen:
I, in my capacity as General Counsel of The Howard Hughes Corporation, a Delaware corporation (the “Company”), have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,862,687 shares (the “Shares”) of common stock, par value $0.01 per share, that may be issued upon exercise of warrants (the “Warrants”) purchased by David R. Weinreb, Grant D. Herlitz and Andrew C. Richardson. In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to further limitations, qualification and assumptions set forth herein, I am of the opinion that the Shares that may be issued upon exercise of the Warrants have been authorized by all necessary corporate actions and will be, when issued, validly issued, fully paid and nonassessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect. I express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction. In addition, I have assumed that the resolutions authorizing the Company to issue the Shares upon exercise of the Warrants will be in full force and effect at all times at which such Shares are issued, and the Company will take no action inconsistent with such resolutions.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-11 filed by the Company to effect registration of the Shares to be issued or delivered and sold. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act of the rules and regulation of the Securities and Exchange Commission promulgated thereunder.
Sincerely,
/s/ Peter F. Riley